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                                                                    Exhibit 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               YEARS ENDED DECEMBER 31,
                                                                              --------------------------
                                                                  1998        1999      2000        2001      2002
                                                                  ----        ----      ----        ----      ----
EARNINGS
Net loss                                                         (11,890)   (43,886)   (91,930)    (97,566)  (24,958)
ADD:
  income tax benefit                                                (191)    (9,349)   (35,879)    (38,870)  (12,434)
  fixed charges                                                   73,354    110,958    182,827     154,604   137,493
                                                                 -------    -------    -------     -------   -------

Earnings (loss) as adjusted (a)                                   61,273     57,723     55,018      18,168   100,101
                                                                 -------    -------    -------     -------   -------

FIXED CHARGES
Interest expense                                                  60,008     89,619    147,607     113,026    92,178
Rents under leases representative of an interest factor (1/3)     12,981     21,065     35,220     41,578     45,315

Preferred dividends                                                  365        274          0           0         0
                                                                 -------    -------    -------     -------   -------

Total fixed charges combined with preferred dividends (b)         73,354    110,958    182,827     154,604   137,493
                                                                 -------    -------    -------     -------   -------
RATIO OF EARNINGS TO FIXED CHARGES
(A) DIVIDED BY (B)                                                  0.84       0.52       0.30        0.12      0.73
                                                                 -------    -------    -------     -------   -------